Exhibit 8.1
LAWSON LUNDELL LLP
BARRISTERS & SOLICITORS

1600 Cathedral Place
January 17, 2008	925 West Georgia Street
Vancouver, British Columbia
Canada V6C 3L2
Atna Resources Ltd.	Telephone 604.685.3456
510 — 510 Burrard Street	Facsimile 604.669.1620
Vancouver, British Columbia	www.lawsonlundell.com
Canada V6C 3A8
Dear Sirs/Mesdames:

Re:	Registration Statement on Form F-4
We have acted as counsel to Atna Resources Ltd. (“Atna”), a corporation incorporated under the laws of the province of British Columbia, in connection with the Registration Statement on Form F-4 (the “Registration Statement”) (Registration No. 333-147973) filed by Atna with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 19, 2007 (the “Merger Agreement”) among Atna, Canyon Resources Corporation, a Delaware corporation (“Canyon”), and Arizona Acquisition Ltd. (“Atna Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Atna. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.
We have examined the Merger Agreement and the Registration Statement. In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have considered necessary or relevant for the purposes of this opinion. In such examination, with respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
In giving this opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, and (iii) any representations made in the Merger Agreement “to the knowledge of” or based on the belief of Atna, Atna Merger Sub, or Canyon or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.
VANCOUVER • CALGARY • YELLOWKNIFE
LAWSON LUNDELL LLP IS A BRITISH COLUMBIA LIMITED LIABILITY PARTNERSHIP

Our opinion expressed below is based upon and limited to the laws of Canada. We do not express any opinion herein concerning any other law.
Our opinion expressed below is based on the Income Tax Act (Canada), as amended (the “ITA”), and the regulations under the ITA, all specific proposals to amend the ITA and the regulations publicly announced by or on behalf of the Minister of Finance prior to the date of this opinion and the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. If there is any subsequent change in such law, regulations, proposals or practices or if there are subsequently any new applicable administrative or assessing practices, this opinion may become inapplicable.
Based and relying upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the discussion contained in the Registration Statement under the caption “THE MERGER — Material Canadian Federal Income Tax Consequences of the Merger” constitutes, in all material respects, an accurate summary of the Canadian federal income tax matters described therein subject to the qualifications, assumptions and limitations stated therein.
We express our opinion herein only as to those matters of Canadian federal income taxation specifically set forth under the caption “THE MERGER — Material Canadian Federal Income Tax Consequences of the Merger” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Merger under any provincial, state, local or foreign law, or with respect to any other areas of Canadian federal taxation.
This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.
We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act.

/s/ Lawson Lundell LLP
Lawson Lundell LLP